Exhibit 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-237518 and 333-256369) of Arconic Corporation of our report dated June 28, 2023 relating to the financial statements and supplemental schedules of the Arconic Corp. Hourly 401(k) Plan and Arconic Corp. Salaried 401(k) Plan, which appears in this Form 11-K.

/s/ PricewaterhouseCoopers LLP

Pittsburgh, Pennsylvania
June 28, 2023